UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2023

FREQUENCY THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39062	47-2324450
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Hayden Avenue, Suite 300

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

(781) 315-4600

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	FREQ	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02.	Termination of a Material Definitive Agreement.

On August 11, 2023, Frequency Therapeutics, Inc. (the “Company”) entered into a Termination Agreement with LS 75 Hayden LLC (“Landlord”) for certain premises located at 75 Hayden Avenue, Lexington, Massachusetts (the “Lease Termination Agreement”). The Lease Termination Agreement provides that the Indenture of Lease (the “Master Lease”), dated as of January 7, 2020, by and between the Company and the Landlord will terminate on January 31, 2024. The Master Lease was previously scheduled to terminate, in accordance with its terms, on May 31, 2031, unless sooner terminated in accordance with the terms and conditions of the Master Lease. The Company is not subject to any payments or costs pursuant to the Lease Termination Agreement.

Also on August 11, 2023, the Company entered into a Sublease Termination Agreement with Saliogen Therapeutics, Inc. (“Subtenant”), pursuant to which the parties agreed to terminate that certain Sublease Agreement, by and between the Company and Subtenant, dated as of July 8, 2022 (the “Sublease”), on January 31, 2024 (the “Sublease Termination Agreement”). Under the Sublease, the Subtenant leases approximately 30,040 rentable square feet on the third floor of the building located at 75 Hayden Avenue, Suite 300, Lexington, Massachusetts. The Sublease was previously scheduled to terminate, in accordance with its terms, on July 31, 2024, unless sooner terminated in accordance with the terms and conditions of the Sublease. The Company is not subject to any payments or costs pursuant to the Sublease Termination Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREQUENCY THERAPEUTICS, INC.

Date: August 15, 2023	By:	/s/ David L. Lucchino
	Name:	David L. Lucchino
	Title:	President and Chief Executive Officer